                                                                   EXHIBIT 10.12


[TOMAX LOGO]



August 27, 1999

PERSONAL DELIVERY - official copy

Steve Shubella
305 Queen Street
Alexandria, VA


Dear Steve:

This letter is your formal offer to join our team in the capacity of Senior Vice President. Your preliminary assignment will be to build and manage our Consulting, SI, and Custom Service Group. Your position is effective October 18, 1999.

SENIOR VICE PRESIDENT

As a Senior Vice President, you will be one of the top ranked executives in the company, and will be relied upon to contribute commensurately. Our view is that your experience and ability are of exceptional relevance to our mission to build Tomax into the premiere 'click & mortar' solution provider in the retail and commerce market.

Every aspect of your performance will have profound consequences on our success. As a leader, you will exemplify a work ethic, standards of performance, and fidelity towards the goals of the company and your assignment that will drive your success and that of your team and executive peers.

You will be called upon to perform a number of assignments as required to achieve on the Tomax mission. You will be personally involved in the business process and will quickly 'own' a substantial piece of that process according to your ability and achievement.

You will be substantially involved in the strategic development of the company, via membership on the executive team, and further, you will be directly charged with responsibilities that will drive our business to a leadership position in the industry.

That's the high level, Breaking things down a little more, here's what we see in terms of your initial assignment:

VICE PRESIDENT OF CONSULTING, SI, AND CUSTOM SERVICES

You will be responsible for revenue development relative to the entire RETAIL.net architecture and offering, with specific emphasis on the retail and eCommerce industry.

This position will involve management, strategic, and tactical planning, with specific emphasis on the development and execution of a comprehensive business development and revenue attainment plan encompassing resource requirements, training, measurement, and compensation. These plans and objectives will be established in collaboration with the management team and the overall objectives and requirements of the company.

REPORTING RELATIONSHIPS

You will report to myself as President and CEO of the company on the basis of reporting requirements to be determined. As a senior member of the team, you will work closely with the executive and management group, most notably Virgil Fernandez, Senior Vice President of Software Development, relative to software development initiatives, Jaye Olafson, Steve Klingler, and Jack Harbaugh relative to customer relationship management (sales and marketing), Mark Kramer in professional services, and many others.

CULTURE

Tomax seeks to build this new business group in a manner complimentary to the existing culture. At the same time, the company expects to benefit from a greater emphasis on customer requirements and satisfaction that is expected to evolve from an increased focus on new business development focus.

MISSION

          HELP MAKE US #1 IN THE INDUSTRY
          To help us establish Tomax as the premiere provider of enterprise management solutions in the supply chain arena. This is a process of building the client partnerships on which the vision of our applications architecture can 'bear fruit', establishing itself and Tomax as leader in the retail and commerce markets.

          MAKE QUARTERLY REVENUE TARGETS
          To help Tomax achieve on quarterly (and therefore overall) revenue and profitability targets, in particular by helping to insinuate our 'click & mortar' strategy within the industry as the preeminent basis on which to fuse physical and virtual retail models. More specifically, you will add value to the customer and prospect via the services and contribution of yourself and your group.

          BUILD A WORLD CLASS CONSULTING GROUP
          You will create a consulting services group that will encompass consulting, systems integration, and custom software development services. The primary focus initially will be on the enhancement of our current methods and our business development model (pricing, licensing, approach, etc.) We view the consulting group as an essential component and partner to the sales process (our relationship management group).

          Note: we have a very strong asset in Mark and it is not clear that the initial focus needs to include the custom group, especially if we are leaning towards the new business market.

          CREATE A VALUE BASED BUSINESS MODEL

          You will assist in the company effort to revise the fundamental business model towards a value based approach. Tomax wants to be a leader and an innovator in implementing more contemporary relationship models with its client community.

          BUILD HOSTING (APPLICATION SERVICE PROVIDER) BUSINESS

          To lead the initiative by which Tomax will become a leader in the emerging market for hosting and application service providers. Our vision is that a continuum exists along which a range of services and offerings to allow retailer to selectively deploy outsourcing and hosting services as required to meet current needs.

          To contribute to the development of our image in the marketplace consistent with our positioning through appropriate sales and marketing initiatives as agreed upon in our sales plan.

ORGANIZATION RESPONSIBILITY:

          Meet the revenue targets established.

          Provide leadership and integrity in the pursuit of these targets.

          Create and maintain a team environment that is productive, efficient, and focused on client requirements.

          Develop and implement an integrated team plan compatible with our product/market organizational matrix developed as part of the business plan. Each team member should have purpose, reward, and support towards the attainment of individual and team objectives that you will establish.

          Develop and implement a comprehensive 'method' that encapsulates and codifies our current 'methods' and create the new ones required. This initiative will take advantage of our current Notes based tracking and management tools and will integrate with our financial management controls.

          Develop and maintain consistent, accurate, and timely reporting on the status of the team including financial performance, attainment, and customer satisfaction.

COMPENSATION PACKAGE

Following in an overview of your compensation package:

          SALARY - $180,000 per annum, paid bimonthly.

          STOCK OPTIONS - At or before this time you will be provided with stock options per a separate and mutual agreement that provides stock in the company in an amount equal to 2% of the current issued shares of the company at strike price of par less 10-15% (or the price equal to the lowest price made available to any other member of the team under any plan) to be determined and over a five year, monthly vesting
            (or a shorter period as may be determined).

            EXPENSES -- you will be paid for all approved expenses incurred in the performance of your position, provided you comply with expense reporting procedures.

            90 DAY REVIEW -- at the conclusion of 90 days, we will sit down and mutually determine our go-forward position. If either party is uncomfortable with the decision to join, we can part company amicably.

            SEVERANCE -- we will provide three months compensation on termination on Tomax' part, regardless of cause.

            RELOCATION -- we will look after basic relocation expenses to include two trips for you and your family to Salt Lake City to look for new accommodation and the costs of the move based on direct costs including the moving company and other agreed to expenses.

            EQUIPMENT AND TOOLS -- Tomax will provide you with appropriate tools to execute the responsibilities of your position. This will include laptop, PDA, phone, and other tools are determined necessary by you and the Vice President of Operations. Similar arrangements will be made for members of your team.

In addition you will receive the following benefits:

      - Company sponsored health and dental insurance. The company pays 50% of the monthly premium with the employee paying the remaining 50%. Health insurance is effective on the first on the month following your first 30 days of employment.

      - Company paid term life insurance equal to one times your gross yearly wages up to $50,000.

      - 401K plan where the company contributes $0.50 on the dollar up to the first 6% of your contribution with a five-year, 20% vesting schedule. Requires six months of full-time employment to meet the eligibility requirements.

      - Company sponsored short- and long-term disability insurance. Premiums are paid by the employee.

      - 24 days of paid time off (PTO).

We are looking forward to you joining our team. With your help, we are going to build the most successful retail and eCommerce company in the world! Please indicate your acceptance by signing both copies and returning one copy to our office.

Yours sincerely,

TOMAX TECHNOLOGIES, INC.


Eric Olafson
President & CEO